Contact:	Michael Bermish
Investor Relations Officer
(732) 212-3321
FOR IMMEDIATE RELEASE
WELLMAN REPORTS FOURTH QUARTER AND FULL YEAR 2005
RESULTS
February 14, 2006, Shrewsbury, NJ — Wellman, Inc. (NYSE: WLM) today reported sales of $301.3 million for the quarter ended December 31, 2005 and record sales of $1.4 billion for the year ended December 31, 2005. The net loss attributable to common stockholders for the quarter ended December 31, 2005 was $15.5 million, or $0.49 per diluted share, compared to a net loss attributable to common stockholders of $4.7 million, or $0.15 per diluted share, for the quarter ended December 31, 2004. For the full year 2005, Wellman reported a net loss attributable to common stockholders of $44.2 million, or $1.40 per diluted share, compared to a net loss attributable to common stockholders of $51.1 million, or $1.61 per diluted share for the full year 2004.
     Tom Duff, Wellman’s Chairman and Chief Executive Officer, stated, “Our overall financial performance improved in 2005 compared to 2004. While volumes in both of our businesses decreased as a result of hurricane Katrina, raw material margins improved from 2004 levels, resulting in higher operating income for these businesses for the year. The non-operational charges we incurred in 2005 relating to law suits alleging the company engaged in price fixing ($35.9 million) and the additional costs we incurred as a result of hurricane Katrina ($24.0 million) totaled approximately $60 million, resulting in a pretax loss of $48.0 million for 2005 which is less than the pre-tax loss of $54.5 million for 2004. The fourth quarter 2005 results were negatively affected by $16.6 million of the aforementioned charges relating to hurricane Katrina. In addition, damage to various petrochemical facilities in the Gulf region resulted in dramatically increased raw material costs and reduced raw material availability. Coupled with limited domestic polyester production, this created an opportunity for imports of both PET resin and fibers from the Far East, which surged during this quarter. Thanks to the continued hard work of our employees, our Pearl River facility has been fully operational since the end of November and our PET resin expansion is expected to be completed by the middle of the second quarter of 2006.”

     The following table summarizes Wellman’s results for the fourth quarter and full year 2005 and 2004.

			Full Year
(in millions, except per share data)	4Q 05	4Q 04	2005	2004
Net Sales	$301.3	$372.2	$1,376.9	$1,305.0
Gross Profit	21.8	28.6	117.8	83.8
SG&A Expenses	16.4	16.9	63.1	59.8

Operating Income Excluding Other Items	5.4	11.7	54.7	24.0
Other Items	13.2	(5.4)	57.3	40.4

Operating Income (Loss)	(7.8)	17.1	(2.6)	(16.4)
Interest Expense, net	12.2	10.0	45.4	38.1

Earnings (Loss) Before Income Taxes	(20.0)	7.1	(48.0)	(54.5)
Income Tax Expense (Benefit)	(7.9)	8.6	(18.0)	(15.7)

Net Loss	(12.1)	(1.5)	(30.0)	(38.8)
Accretion	(3.4)	(3.2)	(14.2)	(12.3)

Net Loss Attributable to Common Stockholders	($15.5)	($4.7)	($44.2)	($51.1)

Basic and Diluted EPS	($0.49)	($0.15)	($1.40)	($1.61)

Other Items included in Operating Income (Loss) for the same periods are comprised of the following:

			Full Year
(in millions)	4Q 05	4Q 04	2005	2004
Restructuring Charges	$—	$0.2	$0.6	$2.6
Provision for Uncollectible Accounts	0.1	0.5	0.5	0.8
Non-Capitalizable Financing Costs	—	—	—	40.2
Other Expense (Income), Net:
Legal Costs	—	1.8	35.9	5.4
Hurricane Katrina	16.6	—	24.0	—
Rebates from Antidumping Duties	(3.5)	(7.9)	(3.7)	(8.6)

Other Items	$13.2	($5.4)	$57.3	$40.4

Historical Adjusted EBITDA
     Keith Phillips, Wellman’s Chief Financial Officer, commented, “Our full year 2005 results were an improvement over full year 2004 results despite the disruption to our operations caused by hurricane Katrina. Our Adjusted EBITDA of $123.4 million for the full year 2005 is a $25 million improvement, or a 26% increase over full year 2004. Our Adjusted EBITDA for the second half of 2005 is $55.2 million, which is approximately $8.0 million higher than the comparable period in 2004.”
     As previously stated, the company believes Adjusted EBITDA is an important financial measurement in evaluating our business because it is commonly used to measure financial performance from a credit perspective and is an important factor in evaluating a business. Adjusted EBITDA is calculated by adding Net Earnings (Loss), Income Tax Expense (Benefit), Interest Expense, Depreciation & Amortization, Other Items listed in the table above, and Financing Adjustments.
     We believe investors and analysts use trends in analyzing our business and since our Adjusted EBITDA is not comparable before and after our February 2004 financings, we included the effect of financing adjustments, which had a small effect on the first quarter of 2004.

     The following table reconciles Net Loss to Adjusted EBITDA for the fourth quarter and full year 2005 and 2004.

			Full Year
(in millions)	4Q 05	4Q 04	2005	2004
Net Loss	($12.1)	($1.5)	($30.0)	($38.8)
Income Tax Expense (Benefit)	(7.9)	8.6	(18.0)	(15.7)
Interest Expense, net	12.2	10.0	45.4	38.1
Other Items	13.2	(5.4)	57.3	40.4
Depreciation & Amortization	15.9	17.8	68.7	70.6
Financing Adjustments	—	—	—	3.4

Adjusted EBITDA	$21.3	$29.5	$123.4	$98.0

* * * *
Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. One of the world’s largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.
Non-GAAP financial measures
This press release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, management believes Adjusted EBITDA as defined on the Company’s web site is an important measure used by investors, analysts and financial institutions to evaluate the Company’s performance. Adjusted EBITDA is calculated by adding Net Earnings (Loss) from Continuing Operations, Income Tax Expense (Benefit), Interest Expense, Depreciation, Amortization, Other Items, and Financing Adjustments. All of the Other Items were included in Net Earnings (Loss) from Continuing Operations.
Webcast of Conference Call
Wellman, Inc. will conduct a conference call to review 4th quarter and full year 2005 results at 11:00 A.M. Eastern Time on Wednesday, February 15, 2006. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon February 15, 2006 and will remain on the website for 7 days. The replay can be accessed by following the same procedure used to access the live Webcast. Presentation slides for the conference call will be available at 11:00 A.M. Wednesday, February 15, 2006 on the Wellman, Inc. website Investor Relations page under the Webcasts and Conferences section as well as part of the live webcast. During the presentation, certain non-GAAP terms may be used. An explanation of these terms can be found on the Wellman, Inc. website, in the Financial Glossary section of the Investor Relations page. To access the Investor Relations page of our website, follow the same procedures used to access the Webcast.

Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; reduced sales volumes; increases in costs; the financial condition of our customers; polyester staple fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the actions of our competitors; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2004.
#####

Wellman, Inc
Condensed Consolidated Statement of Operations (Unaudited)
(In Millions, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Sales	$301.3	$372.2	$1,376.9	$1,305.0
Cost of Sales	279.5	343.6	1,259.1	1,221.2

Gross Profit	21.8	28.6	117.8	83.8
Selling, General and Administrative Expenses	16.4	16.9	63.1	59.8
Restructuring Charges	—	0.2	0.6	2.6
Provision for Uncollectible Accounts	0.1	0.5	0.5	0.8
Other Expense (Income), Net	13.1	(6.1)	56.2	37.0

Operating Income (Loss)	(7.8)	17.1	(2.6)	(16.4)
Interest Expense, Net	12.2	10.0	45.4	38.1

Earnings (Loss) Before Income Taxes (Benefit)	(20.0)	7.1	(48.0)	(54.5)
Income Tax Expense (Benefit)	(7.9)	8.6	(18.0)	(15.7)

Net Loss	($12.1)	($1.5)	($30.0)	($38.8)

Net Loss Attributable to Common Stockholders:
Net Loss	($12.1)	($1.5)	($30.0)	($38.8)
Accretion	(3.4)	(3.2)	(14.2)	(12.3)

Net Loss Attributable to Common Stockholders	($15.5)	($4.7)	($44.2)	($51.1)

Basic and Diluted Net Loss Per Common Share:
Net Loss Available to Common Stockholders	($0.49)	($0.15)	($1.40)	($1.61)

Average Common Shares — Basic and Diluted	31.7	31.6	31.7	31.6

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

SALES BY GROUP	4Q05	4Q04	FY05	FY04
(Millions $)
Packaging Products Group	$160	$222	$781	$748
Fibers & Recycled Products Group	$141	$150	$596	$557

Total Sales	$301	$372	$1,377	$1,305

BALANCE SHEET DATA	12/31/2005
(Millions $)
Accounts Receivable	$160
Inventories	$162
Debt, Net	$499

CASH FLOW DATA
(Millions $)	4Q05	FY 2005
Depreciation	$12	$51
Amort (non-Int)	$4	$18
Amort (Int)	$1	$3

Total D&A	$17	$72
Cap. Exps.	$11	$51

SEGMENT PROFIT (LOSS)
(Millions $)	4Q05	4Q04	FY05	FY04
PPG	$6.0	$15.4	$48.1	$29.5
FRPG	($0.6)	($3.7)	$6.6	($5.5)

Operating Income (Loss) Excluding Other Items	$5.4	$11.7	$54.7	$24.0
Other Items	($13.2)	$5.4	($57.3)	($40.4)

Operating Income (Loss)	($7.8)	$17.1	($2.6)	($16.4)
Interest Expense, Net	($12.2)	($10.0)	($45.4)	($38.1)

Earnings (Loss) from Continuing Operations before Income Taxes	($20.0)	$7.1	($48.0)	($54.5)

CONFERENCE CALL INFO	*Preliminary
Wellman will host a conference call to review 4Q05 and full year 2005 results on Wednesday, February 15, 2006 at 11:00 A.M. ET. You are invited to listen to the live Webcast of the conference call by logging onto Wellman, Inc.’s home page: http://www.wellmaninc.com, go to the Investor Relations page, and follow the prompts.
The call and tape contains copyrighted material. It cannot be recorded, rebroadcast or reprinted without Wellman’s express permission. Participation implies consent to the taping and above terms.